THIRD AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

         This THIRD AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the "Third Amendment") is dated as of May 31, 2000, and is between S & K FAMOUS BRANDS, INC. (the "Company") and FIRST UNION NATIONAL BANK, as successor in interest to Signet Bank/Virginia (the "Bank").

                                    Recitals
                                    --------

         A. The Company and the Bank entered into an Amended and Restated Credit Agreement dated as of May 31, 1997, which was amended by (i) a First Amendment to Amended and Restated Credit Agreement dated April 2, 1999 and (ii) a Second Amendment to Amended and Restated Credit Agreement dated July 30, 1999 (collectively, the "Loan Agreement").

         B. The Company has requested that the Bank further modify certain provisions in the Loan Agreement, and subject to the terms and conditions of this Third Amendment, the Bank is willing to modify the Loan Agreement.

                                    Agreement
                                    ---------

         NOW, THEREFORE, for and in consideration of the terms, conditions and agreements herein, the Bank and the Company hereby agree as follows:

         1. Definitions. Except as provided specifically herein, all defined terms used herein shall have the meanings ascribed to such terms in the Loan Agreement.

         2. Amendment. The Loan Agreement is hereby amended as follows:

            (a) The definition of "Termination Date" in Section 1.1 is hereby amended and restated to read as follows:

            "Termination Date" means May 31, 2003, unless such date has been extended pursuant to Section 2.13.

            (b) The definition of "Commitment" in Section 1.1 is hereby amended and restated to read as follows:

            "Commitment" means $20,000,000.00, as such amount may be reduced from time to time pursuant to Sections 2.12.

            (c) Section 8.1 shall be amended by adding the following: The Company is in default or an event of default has been declared in connection with the Company's obligations to Suntrust Bank, f/k/a Crestar Bank, its successor(s) in interest and/or any replacement lender(s)/financial institution(s) for the same.

            (d)  Article VI shall be amended  by adding the  following:  Section
            6.12 Additional Banks/Loan Agreements. The Company maintains a $20,000,000 revolving credit facility with Suntrust Bank, f/k/a Crestar Bank. The terms and conditions of that loan agreement do not conflict with those in the Loan Agreement, and all loan proceeds from any loans with Suntrust Bank, f/k/a Crestar Bank (excluding loans under the Bond Purchase Agreement dated December 1, 1983, as amended), are used for working capital and general corporate purposes. During the terms of this Loan Agreement, the Company agrees that it shall not enter into any other loan agreements, which would cause its Indebtedness to exceed $40,000,000 (excluding loans under the Bond Purchase Agreement dated December 1, 1983, as amended).

            (e) Section 7.5 is hereby  amended and  restated to read as follows:
            Ratio of Consolidated Unsubordinated Liabilities to Consolidated Effective Tangible Net Worth. The Company will maintain (a) at the end of each fiscal quarter a ratio of Consolidated Unsubordinated Liabilities to Consolidated Effective Tangible Net Worth of not greater than 1.25 to 1 and (b) at the end of each fiscal year a ratio of Consolidated Unsubordinated Liabilities to Consolidated Effective Tangible Net Worth of not greater than .85 to 1.

            (f) Section 8.1(e) is hereby deleted in its entirety.

         3. Limited Amendment. Except as provided expressly in this Third Amendment, each term, condition or agreement in the Loan Agreement shall continue to be fully enforceable in accordance with its terms.

         WITNESS the following authorized signatures of the parties hereto:

                                         Company:
                                         --------


                                         S & K FAMOUS BRANDS, INC.



                                         By: /s/ Robert E. Knowles
                                              Robert E. Knowles
                                              Executive Vice President and
                                              Chief Financial Officer

                                         Bank:
                                         -----


                                         FIRST UNION NATIONAL BANK
                                         (formerly, Signet Bank/Virginia)



                                         By:/s/ D. J. Mathews
                                              Donald J. Mathews
                                              VicePresident

                   SECOND AMENDED AND RESTATED REVOLVING NOTE

$20,000,000.00                                                Richmond, Virginia
                                                                    May 31, 2000

         FOR VALUE RECEIVED, S&K FAMOUS BRANDS, INC., a Virginia corporation (the "Borrower"), hereby promises to pay to the order of FIRST UNION NATIONAL BANK (the "Bank") at its main office, in Richmond, Virginia, in lawful money of the United States, the principal sum of Twenty Million and No/100 Dollars ($20,000,000.00) or the aggregate unpaid principal amount of all Revolving Loans made by the Bank to the Borrower pursuant to the Credit Agreement hereinafter referred to, which ever is less (the "Principal"). The Borrower further promises to pay interest on the first day of each month from the date hereof on the amount of the Principal from time to time outstanding during the period beginning on the date hereof and continuing until this Note is paid in full, at the rate or rates provided for in the Credit Agreement. Interest payable hereunder shall be calculated on the basis of a 365day year and paid for the actual number of days for which due.

         This Note is the Revolving Note issued pursuant to the provisions of a certain Amended and Restated Credit Agreement dated as of May 31, 1997, as amended pursuant to a First Amendment to Amended and Restated Credit Agreement dated April 2, 1999 and a Second Amendment to Amended and Restated Credit Agreement dated July 30, 1999 and a Third Amendment to Amended and Restated Credit Agreement dated May 31, 2000, as amended further from time to time, between the Borrower and the Bank (herein, as the same may from time to time be amended, referred to as the "Credit Agreement"), and is issued in substitution of (i) a certain Revolving Note dated July 15, 1996, made by the Borrower and payable to the order of the Bank and (ii) a certain Amended and Restated Revolving Note dated May 31, 1997, made by the Borrower and payable to the order of the Bank.

         This Note is subject to prepayment, in whole or in part, as specified in the Credit Agreement. In case of Default, as defined in the Credit Agreement, shall occur and be continuing, in the manner and with the effect provided in the Credit Agreement, and the Borrower hereby agrees to pay all costs and expenses in connection therewith, including reasonable attorney's fees, as provided in the Credit Agreement.

         The Borrower and all guarantors, endorsers and pledgors hereof hereby waive presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance and performance of this Note.

         The Bank is hereby authorized to maintain records of the date and amount of each Revolving Loan, the date and amount of any payment of principal or interest and the principal balance then remaining unpaid hereon. The Borrower hereby agrees that the amount so evidenced shall, for all purposes, constitute prima facie evidence thereof.

         This Note shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

         IN WITNESS WHEREOF, the Borrower has caused its corporate name to be signed by its duly authorized officer under seal as of the day and year first above written.

                                    S&K FAMOUS BRANDS, INC.



                                    By:      /s/ Robert E. Knowles     [SEAL]
                                    Title:   Executive Vice President
                                             Chief Financial Officer